Exhibit 4.2

THIS SUPPLEMENTAL WARRANT INDENTURE dated as of September 21, 2004.

BETWEEN:

PERU COPPER INC.,

a corporation incorporated under the laws of Canada

(hereinafter called the “Company”)

AND

COMPUTERSHARE TRUST COMPANY OF CANADA,

a trust company incorporated under the laws

of Canada

(hereinafter called the “Warrant Agent”)

WHEREAS the Company and the Warrant Agent executed a Common Share Purchase Warrant Indenture (the “Warrant Indenture”) dated as of March 18, 2004, providing for the issuance of 4,285,716 Warrants (as defined in the Warrant Indenture);

AND WHEREAS section 7.1(a) of the Warrant Indenture provides for the creation of indentures supplemental to the Warrant Indenture for the purposes of providing for the issuance of additional Warrants under the Warrant Indenture;

NOW THEREFORE THIS INDENTURE WITNESSES that for good and valuable consideration mutually given and received, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed and declared as follows:

1. This Supplemental Indenture is supplemental to the Warrant Indenture and the Warrant Indenture shall henceforth be read in conjunction with this Supplemental Indenture and all of the provisions of the Warrant Indenture except only insofar as the same may be inconsistent with the express provisions hereof, shall apply and have the same effect as if all the provisions of the Warrant Indenture and of this Supplemental Indenture were contained in one instrument and the expressions used herein shall have the same meaning as is ascribed to the corresponding expressions in the Warrant Indenture.

2. Section 2.1 of the Warrant Indenture is hereby amended to read as follows:

“2.1 Issue of Warrants

Up to a total of 23,485,359 Warrants entitling the registered holders thereof to acquire an aggregate of 23,485,359 Common Shares are hereby created and authorized to be issued hereunder at the Exercise Price upon the terms and conditions herein set forth and shall be executed by the Company and certified by or on behalf of the Warrant Agent upon the written order of the Company and delivered by the Company in accordance with sections 2.3 and 2.4.”

3. The Warrant Indenture shall be and continue to be in full force and effect, unamended, except as provided herein, and the Company hereby confirms the Warrant Indenture in all other respects.

4. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the Province of Ontario and shall be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Supplemental Indenture under the hands of their proper officers in that behalf.

PERU COPPER INC.

By:	“Thomas Findley”
Authorized Signing Officer

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	“Sandra Zada”
Authorized Signing Officer

By:	“Jeff Santa”
Authorized Signing Officer